As filed with the Securities and Exchange Commission on May 13, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

CERECOR INC.
(Exact name of registrant as specified in its charter)

Delaware	45-0705648
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

540 Gaither Road, Suite 400 Rockville, Maryland 20850
(Address, including zip code, of registrant’s principal executive offices)
Non-Qualified Stock Option Inducement Awards
(Full titles of the plans)

Schond L. Greenway
Chief Financial Officer
Cerecor Inc.
540 Gaither Road, Suite 400
Rockville, Maryland 20850
(410) 522-8707
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

Brian M. Katz, Esq. Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Philadelphia, PA 19103 Telephone: (215) 981-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (6)	Proposed Maximum Aggregate Offering Price (6)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,200,000 shares (2)	$3.98	$4,776,000	$521.06
Common Stock, par value $0.001 per share	800,000 shares (3)	$3.98	$3,184,000	$347.37
Common Stock, par value $0.001 per share	375,000 shares (4)	$4.09	$1,533,750	$167.33
Common Stock, par value $0.001 per share	500,000 shares (5)	$3.73	$1,865,000	$203.47
Total	2,875,000 shares	—	$11,358,750	$1,239.23

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Cerecor Inc.’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)				Represents 1,200,000 shares of Common Stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Michael Cola on February 3, 2020.

(3)				Represents 800,000 shares of Common Stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Garry Neil on February 3, 2020.

(4)				Represents 375,000 shares of Common Stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Jeffrey Wilkins on February 4, 2020.

(5)				Represents 500,000 shares of Common Stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Schond L. Greenway on March 1, 2021.

(6)				Such shares are issuable upon exercise of outstanding options with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Common Stock on the date of grant of such option as reported on the Nasdaq Capital Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 covers up to 2,875,000 shares of Common Stock of Cerecor Inc. (the “Registrant”), issuable upon the exercise of stock options issued as inducement grants to certain of the Registrant’s employees (the “Inducement Grants”). The Inducement Grants were made outside of the Registrant’s Third Amended and Restated 2016 Equity Incentive Plan, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement.

The documents containing the information specified in Part I of the Registration Statement will be sent or given to the recipients of the Inducement Grants as required by Rule 428(b)(1). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference, to the extent that such documents are considered filed with the Commission:
(1) the Registrant’s Annual Report on Form 10-K (File No. 001-37590), for the fiscal year ended December 31, 2020, filed with the Commission on March 8, 2021;
(2) the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37590), for the quarter ended March 31, 2021, filed with the Commission on May 13, 2021;
(3) the Registrant’s Current Reports on Form 8-K, filed with Commission on January 5, 2021, January 7, 2021, January 8, 2021, March 1, 2021, March 17, 2021 and March 31, 2021; and

(4) the description of the Registrant’s capital stock contained in the Registrant’s Annual Report on Form 10-K (File No. File No. 001-37590) filed with the Commission on March 8, 2021, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not applicable.
Item 5.	Interests of Named Experts and Counsel. Not applicable.
Item 6.	Indemnification of Directors and Officers.
Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the Delaware Corporation Law. The Company has obtained a directors’ and officers’ liability insurance policy, which insures the Company’s directors and officers against certain liabilities, including liabilities for which the Company may not be able to indemnify such persons. The Company has also entered into indemnification agreements with certain of its directors and executive officers, which provide for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director’s or officer’s acts or omissions in his capacity as a director or officer of the Company to the extent permitted by Delaware law.
Article VI of the Registrant’s Amended and Restated Certificate of Incorporation and Article XI of the Registrant’s Second Amended and Restated Bylaws provide for indemnification and/or exculpation to the fullest extent authorized by the Delaware Corporation Law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or was serving at the request of the Registrant as a director or officer of any other enterprise.
The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law, Article VI of the Registrant’s Amended and Restated Certificate of Incorporation and Article XI of the Registrant’s Second Amended and Restated Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of Cerecor Inc. (incorporated by reference to Exhibit 3.1.2 to the Current Report on Form 8-K filed on May 17, 2018).
3.2	Cerecor Inc. Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2.1 to the Current Report on Form 8-K filed on May 17, 2018).
4.1#	Stock Option Agreement, dated February 3, 2020, by and between Cerecor Inc. and Michael Cola.
4.2#	Stock Option Agreement, dated February 3, 2020, by and between Cerecor Inc. and Garry Neil.
4.3#	Stock Option Agreement, dated February 4, 2020, by and between Cerecor Inc. and Jeffrey Wilkins.
4.4#	Stock Option Agreement, dated March 1, 2021, by and between Cerecor Inc. and Schond L. Greenway (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 1, 2021).
5.1#	Opinion of Troutman Pepper Hamilton Sanders LLP.
23.1#	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2#	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included on signature page to this Registration Statement on Form S-8).

# Filed herewith.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, Maryland, on the 13th day of May, 2021.

CERECOR INC.

By:	/s/ Schond L. Greenway
Schond L. Greenway
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Cola and Schond L. Greenway, and each or any one of them, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions, which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Cola	Chief Executive Officer and Director	May 13, 2021
Michael Cola	(Principal Executive Officer)

/s/ Schond L. Greenway	Chief Financial Officer	May 13, 2021
Schond L. Greenway	(Principal Financial Officer)

/s/ Chris Sullivan	Chief Accounting Officer	May 13, 2021
Chris Sullivan	(Principal Accounting Officer)

/s/ Sol J. Barer	Chairman of the Board of Directors and Director	May 13, 2021
Sol J. Barer, Ph.D.

/s/ Steven J. Boyd	Director	May 13, 2021
Steven J. Boyd

/s/ Suzanne Bruhn, Ph.D.	Director	May 13, 2021
Suzanne Bruhn, Ph.D.

/s/ Phil Gutry	Director	May 13, 2021
Phil Gutry

/s/ Gilla Kaplan, Ph.D.	Director	May 13, 2021
Gilla Kaplan, Ph.D.

/s/ Joseph Miller	Director	May 13, 2021
Joseph Miller

/s/ Magnus Persson, M.D., Ph.D.	Director	May 13, 2021
Magnus Persson, M.D., Ph.D.